EXHIBIT 99.1

PRESS RELEASE

For additional information, contact:

Jane Marsh, Chief Financial Officer

Belmont Bancorp.

(740)-699-3140

FOR RELEASE: April 23, 2003

SUBJECT: BELMONT BANCORP. REPORTS FIRST QUARTER 2003 EARNINGS

ST. CLAIRSVILLE, OHIO—Belmont Bancorp. (the “Company”), parent company of Belmont National Bank (the “Bank”), reported net income of $470,000, or $0.04 per common share for the three months ended March 31, 2003, compared to $2,084,000, or $0.19 per common share, for the three months ended March 31, 2002. Included in earnings for the first quarter of 2002 were net proceeds from settlements of legal matters; exclusive of settlement proceeds and related expenses, the Company would have reported net earnings of $161,000 for the first quarter of 2002.

President and Chief Executive Officer Wilbur R. Roat said, “We are gratified to have returned to a more normal operating environment during recent months with the conclusion of various legal matters during 2002. All of our employees are prepared to make our customers’ banking experience better with improved service and the introduction of new products during 2003.”

Net interest income increased to $2,210,000 for the three months ended March 31, 2003, up $145,000 from $2,065,000 for the comparative period of 2002. The net interest margin improved modestly to 3.45% for first quarter of 2003 compared to 3.43% for the first quarter of 2002 and 3.42% for the fourth quarter of 2002.

Low interest rates continue to generate strong refinancing activity in the mortgage lending business. Mortgage loan sales to the secondary market contributed $137,000 in gains on sales of loans during the first quarter of 2003, up from $60,000 for the first quarter of 2002. The Company also realized $168,000 in securities gains during the first quarter of 2003 compared to securities losses of $63,000 recorded during the first quarter of 2002.

Operating expenses declined to $2.5 million for the three months ended March 31, 2003 compared to $3.6 million for the three months ended March 31, 2002. This reduction principally resulted from the elimination of litigation and legal settlement expenses incurred during the first quarter of 2002.

Total assets at March 31, 2003 were $288.4 million compared to $289.5 million at year-end 2002. Total loans increased to $133.9 million at March 31, 2003, up from $130.8 million at December 31, 2002. The Company did not record a provision for loan losses during the first quarter of 2003 or the comparative quarter of 2002.

Belmont Bancorp. is a holding company with total assets of $288 million and Belmont National Bank offices in Bellaire, Bridgeport, Cadiz, Lansing, New Philadelphia, St. Clairsville, Schoenbrunn and Shadyside, Ohio, and in the Woodsdale and Elm Grove areas of Wheeling, West Virginia. Belmont Bancorp. stock trades in the SmallCap Market of NASDAQ under the symbol BLMT. The closing price of Belmont Bancorp. stock on April 22, 2003 was $5.389 per share. The book value of the Company’s stock at March 31, 2003 was $3.15, up from $3.13 at December 31, 2002.

Forward-looking Statements

In addition to historic information, this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than statements of historical fact, including statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in, or implied by, the forward looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, the Company disclaims any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur. Readers should also carefully review any risk factors described in Company reports filed with the Securities and Exchange Commission.

Belmont Bancorp.

($000s except share and per share amounts)

	March 31,
	2003	2002
Total assets	$288,439	$285,224
Total loans	133,886	114,809
Allowance for loan losses	4,337	5,217
Nonperforming assets	3,119	2,536
Nonperforming assets as a % of total assets	1.08%	0.89%
Nonperforming assets as a % of allowance for loan losses	71.92%	48.61%
Total deposits	$229,212	$233,702
Capital Ratios
Tier 1 risk-based capital ratio	16.4%	13.8%
Total risk-based capital ratio	17.7%	15.1%
Tier 1 leverage ratio	9.9%	8.2%

	2003	2002
For the three months ended March 31
Net income	$470	$2,084
Provision for loan losses	—	—
Basic and diluted earnings per common share	$0.04	$0.19
Weighted average shares outstanding:
Basic	11,108,403	11,101,403
Diluted	11,176,404	11,140,729